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WAIVER OF WITHDRAWAL CHARGE RIDER - HARDSHIP
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date.  Terms not  defined in this Rider  have the  meaning  given to them in the
Contract.

For an additional charge, the Owner may elect to purchase this Rider at the time of  application.  Such election and applicable  charges will be reflected on the
Owner's Contract Data Page. If purchased, this Rider makes available a waiver of the Withdrawal  Charge.  SBL will waive the Withdrawal Charge under the terms of this Rider if at the time of the Withdrawal the Owner experiences a hardship, as defined for purposes of Section 401(k) of the Internal  Revenue Code of 1986, as
amended.  The Owner may be  required  to  provide  proof of  hardship,  which is satisfactory to SBL.

Effective as of the date of the first  Withdrawal under the terms of this Rider, no additional purchase payments may be made to the Contract.

SBL will deduct a charge for this Rider as set forth in the  Contract.  SBL will not deduct  the charge  from Fixed  Account  Contract  Value to the extent  such charge exceeds the amount of Current  Interest in excess of the Guaranteed Rate.
The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6075 (4-01)